UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018

Welbilt, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37548	47-4625716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2227 Welbilt Boulevard, New Port Richey, Florida 34655
 (Address of principal executive offices, including ZIP code)

(727) 375-7010
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2018, Welbilt, Inc. (the “Company”) announced that Hubertus M. Mühlhäuser is resigning as a Director, President and Chief Executive Officer of the Company, effective August 31, 2018, to become the Chief Executive Officer and a Director of CNH Industrial N.V., a global manufacturer of capital goods comprising agricultural and construction equipment, commercial and specialty vehicles and powertrain technologies.

On August 9, 2018, Mr. Mühlhäuser entered into a Separation Agreement with the Company (the “Separation Agreement”), pursuant to which he will continue to receive his base salary until August 31, 2018, when his employment will terminate. Thereafter, the Company will make to Mr. Mühlhäuser a cash payment of $760,336.50, in recognition of his partial year of service and foregone payments under the Company’s 2018 annual cash incentive program. Mr. Mühlhäuser may continue to vest in any equity awards previously awarded to him by the Company pursuant to the terms of such awards through August 31, 2018. Any previously awarded equity awards that have not vested as of August 31, 2018 will be forfeited. Mr. Mühlhäuser may exercise any vested stock options through the earlier of the original expiration date of such stock options or August 31, 2020.

The cash payment and equity award treatment described above are generally subject to Mr. Mühlhäuser’s execution and non-revocation of a customary release of claims in favor of the Company, its affiliates and their directors, officers and employees.

Mr. Mühlhäuser’s employment agreement with the Company, dated November 1, 2016, will be terminated pursuant to, and superseded by, the Separation Agreement, except as provided therein, effective August 31, 2018.

The Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Company’s Board of Directors has appointed Josef Matosevic to assume the role of interim President and Chief Executive Officer, effective September 1, 2018. Mr. Matosevic, 47, has served as Senior Vice President and Chief Operating Officer of Welbilt since August 2015. Previously, Mr. Matosevic served as Senior Vice President of Global Operational Excellence of The Manitowoc Company, Inc. (“MTW”) from 2014 to 2015, and as Executive Vice President—Global Operations and Purchasing of the Cranes division of MTW from 2012 to 2014. Prior to joining MTW, from 2008 to 2012, Mr. Matosevic served in various executive positions with Oshkosh Corporation, a designer, manufacturer and marketer of a broad range of specialty vehicles and vehicle bodies, including as its Executive Vice President, Global Manufacturing Operations from 2010 to 2012, with responsibilities for the defense segment, global operating systems and lean deployment. He previously served as Vice President of Global Operations from 2005 to 2007 and Chief Operating Officer from 2007 to 2008 at Wynnchurch Capital/Android Industries, a sub-assembler and sequencer of complex modules for automotive original equipment manufacturers. Mr. Matosevic has over 20 years of global operating and business experience, with skills and experience in Lean Six Sigma practices, automation, and supply chain development. Mr. Matosevic holds a Bachelor’s degree from Bayerische Julius-Maximilian’s Universität in Wurzburg, Germany.

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In connection with Mr. Matosevic’s appointment as the Company’s interim President and Chief Executive Officer, he entered into a Letter Agreement (“JM Letter Agreement”) with the Company, dated August 9, 2018, pursuant to which he will receive a special lump sum cash bonus in an amount equal to $62,500, provided that he remains in the continuous employ of the Company until September 1, 2018. In addition, if Mr. Matosevic remains in the continuous employ of the Company until March 1, 2019 (or until certain qualifying terminations of employment), then he will be entitled to an additional cash bonus payout in an amount equal to $62,500. Finally, if Mr. Matosevic remains in the continuous employ of the Company until September 1, 2018, then he will receive an award of service-based restricted stock units covering a number of shares of the Company’s common stock equal to the quotient of $300,000 divided by the closing price of a share of the Company’s common stock on August 31, 2018 on the New York Stock Exchange (the “Special RSU Award”). The Special RSU Award will vest subject to Mr. Matosevic’s continued employment with the Company on September 1, 2019 (or upon certain qualifying terminations of employment as described in his employment agreement with the Company). The special, one-time compensation described in the JM Letter Agreement is in addition to, and not in lieu of, any compensation that may otherwise be payable to Mr. Matosevic under the terms of his employment agreement with the Company.

There are no family relationships between Mr. Matosevic and any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company or its subsidiaries. Mr. Matosevic does not have a direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K.

The JM Letter Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

A copy of the press release announcing Mr. Mühlhäuser’s resignation and Mr. Matosevic’s appointment is furnished as Exhibit 99.1 to this report.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement, dated August 9, 2018, between Hubertus Mühlhäuser and Welbilt, Inc.
10.2	Letter Agreement, dated August 9, 2018, between Josef Matosevic and Welbilt, Inc.
99.1	Press release, dated August 9, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELBILT, INC.

Date: August 14, 2018	By:	/s/ Joel H. Horn
Joel H. Horn
Executive Vice President, General Counsel & Corporate Secretary

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